Exhibit 99.g.7

KEELEY FUNDS, INC.

SIXTH AMENDMENT TO THE CUSTODY AGREEMENT

THIS SIXTH AMENDMENT dated as of the 6th day of August, 2009, to the Custody Agreement, dated April 15, 2005, as amended August 1, 2005, April 10, 2006, October 1, 2006, May 17, 2007 and December 21, 2007(the “Agreement”), is entered into by and between KEELEY FUNDS, INC., a Maryland corporation (the “Company”) and U.S. BANK, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Company and the Custodian desire to amend said Agreement; and

WHEREAS, Article XIV, Section 14.4 of the Agreement allows for its amendment by a written instrument executed by both parties.

A.                                    Section 13.1 shall be replaced in its entirety with the following language:

13.1 Effective Period.  This Agreement shall become effective as of the date first written above and will continue in effect through January 31, 2012.

B.                                    Section 13.2 shall be replaced in its entirety with the following language:

13.2 Termination.  Subsequent to January 31, 2012, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  In addition, the Company may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

C.                                    Exhibit D is hereby superseded and replaced with Exhibit D attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.	U.S. BANK, N.A.

By:	By:

Name:	Name: Michael R. McVoy

Title:	Title:	Vice President